SCHEDULED ANNUAL RENEWABLE TERM RIDER

This rider (“Rider”) becomes a part of the policy to which it is attached (“Policy”). All terms of the Policy that do not conflict with this Rider’s terms apply to the Rider. If there is a conflict between the terms of this rider and the terms of the policy, the terms of this rider shall prevail.

Rider Benefit Summary – This Rider provides for Scheduled Annual Renewable Term Coverage increases in Face Amount on the Insured’s life as long as the Policy is In Force and this Rider has not terminated.

In this Rider, a scheduled increase is referred to as a Term Increase and is a future increase in the Face Amount of this rider that is scheduled for a particular policy anniversary, as shown in the Policy Specifications. Once a Term Increase goes into effect, it becomes part of the Rider Face Amount. The Face Amount contributes to the Total Face Amount and, consequently, to the Death Benefit of the Policy. This rider has no Accumulated Value of its own, but affects the Policy’s Accumulated Value because the charges for the Rider and the charges for the Rider Face Amount that may result from it are deducted from the Accumulated Value of the Policy.

Rider Coverage Layer – Is a layer of insurance coverage under this Rider. There is one Rider Coverage Layer on this Rider. The Face Amount, Risk Class, Coverage Layer Date, and set of charges for the Rider Coverage Layer are shown in the Policy S pecifications.

Rider Face Amount – Is the Face Amount of insurance coverage provided by this Rider as shown in the Policy Specifications and any Supplemental Schedule of Coverage.

INCREASES

Term Increases – A Term Increase will increase the Face Amount of the Rider Coverage Layer as shown in the Policy Specifications.

Changes in Term Increases – You may request an increase or decrease in the Face Amount of Term Increases by providing a Written Request. Any increase to the Face Amount of the Term Increases may be subject to evidence of insurability and is subject to our approval. If you choose to decrease the Face Amount of or cancel a Term Increase that has been approved, all future Term Increases may be forfeited. We will send you a Supplemental Schedule of Coverage to reflect changes to Term Increases.

Impact of Changes to Policy Benefits on the Rider Face Amount – If the Total Face Amount of the Policy is increased via a policy change other than a requested or scheduled increase, then the Coverage Layer with the most recent Coverage Layer Date will be increased. If more than one Coverage Layer shares the most recent Coverage Layer Date, then the Coverage Layer with the highest priority will be increased.

The priority of Coverage Layers is listed below, in order from highest to lowest:

•	First, any Annual Renewable Term Rider;
•	Second, this Rider;
•	Third any rider that contributes to the Total Face Amount; and
•	Finally, any Basic Life Coverage Layer.

Decrease in Rider Face Amount – You may request to decrease the Rider Face Amount, subject to the provisions in the Policy.

If the Face Amount of the Policy is decreased via a policy change other than a requested decrease, then the most recently added Coverage Layer will be decreased or eliminated in the following order:

•	First, the Face Amount of this Rider;

ICC15 R15SRT

Page [1]

•	Then, the Face Amount of any Annual Renewable Term Rider;
•	Then, the Face Amount of any other rider that contributes to the Total Face Amount; and
•	Finally, the Face Amount of Basic Life Coverage under the Policy.

CHARGES

Charge for this Rider – On each Monthly Payment Date prior to the Monthly Deduction End Date, there is a charge for this Rider equal to the sum of:

•	The Rider Charge;
•	The Rider Coverage Charge; and
•	The Rider Cost of Insurance Charge.

Such charges may vary by Class, and for the purpose of this Rider, Class includes the Policy form to which this Rider is attached. The charges described here are maximum charges we guarantee as shown in the Policy Specifications. We may charge less than these maximum charges. Any lesser charge will apply uniformly to all members of the same Class.

Rider Charge – On each Monthly Payment Date, there is a Rider Charge that will be part of the Policy’s Monthly Deduction. Such charges may vary by Class, and for the purpose of this Rider, Class includes the Policy form to which this Rider is attached. The maximum Rider Charge and duration are shown in the Policy Specifications. We may charge less than such maximum charge. All charges will apply uniformly to all members of the same Class. The Rider Charge will apply whether or not a particular Term Increase goes into effect and regardless of whether any Term Increases remain in effect.

Rider Coverage Charge – The Rider Coverage Charge is based on the Rider Face Amount at the time of the charge and will change if the Rider Face Amount changes. The maximum Coverage Charge for this Rider is shown in Policy Specifications. We will send you a Supplemental Schedule of Coverage to reflect any changes to the Rider Coverage Charge.

Depending on the Policy to which this Rider is attached, an alternate Rider Coverage Charge may apply. See the Annual Renewable Term Rider Value Features in your Policy Specifications to determine the Rider Coverage Charge that is applicable to this Rider.

Rider Cost of Insurance Charge – The Cost of Insurance Charge for this Rider will not exceed (1) multiplied by (2), where:

(1) is the Monthly Cost of Insurance Rate for the Rider Coverage Layer divided by 1000; and

(2) is the Net Amount at Risk allocated to the Rider Coverage Layer.

The Maximum Monthly Cost of Insurance Rate is shown in the Policy Specifications. The Net Amount at Risk is allocated proportionately to the Rider Coverage Layer, including each Coverage Layer of other Riders that contribute to the Total Face Amount and each Coverage Layer of Basic Life Coverage under the Policy, according to Face Amount.

GENERAL PROVISIONS OF THIS RIDER

Conversion – This Rider is not convertible.

Insured – As used in this Rider, the Insured means the individual covered under the Policy’s Basic Life Coverage, as shown in the Policy Specifications.

Effective Dates – This Rider is effective on the Policy Date unless otherwise stated. It will terminate on the earlier of:

•	Your Written Request;

ICC15 R15SRT

Page [2]

•	The date the Rider or the Policy terminates; or
•	The death of the Insured.

Reinstatement – If the Policy is reinstated, any Term Increases that would have otherwise occurred when the Policy lapsed will be forfeited. Term Increases that are scheduled to occur after reinstatement will be handled as if the Policy had never lapsed.

Effect of Additional Benefits on Rider Provisions – Your policy may include additional benefits that were added by rider or endorsement. These rider and endorsement forms may include provisions that replace or amend provisions in this Rider. Please read your entire policy, including this Rider and all other forms carefully.

Conformity with IIPRC Standards – This contract was approved under the authority of the IIPRC and issued under the IIPRC standards. If there is any contract provision that is in conflict with any IIPRC standards applicable to this Contract when this Contract was issued, the provision is amended to conform to that standard. Any such amendment is effective on the Contract Date.

Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary

[www.PacificLife.com]	[(800) 347-7787]

ICC15 R15SRT

Page [3]

Summary Of Coverages Effective On The Policy Date

R15SRT	Scheduled Annual Renewable Term Rider [(Guaranteed Issue)]
R15SRT SP
	Face Amount:	Refer to the “Table of Term Coverage Applicable to Scheduled Annual Renewable Term (“S-ART”) Rider
	Insured:	[John Doe]
	Sex and Age:	[Male 35]
	Risk Class:	[Standard Nonsmoker]
	Rider Charge:	[$0.00 Per Month]
	Rider Charge Duration:	[20 Years]

[ICC15 P15#### SP]	Page [1]

Policy Number: [VP99999990]

POLICY SPECIFICATIONS

Table of Cost of Insurance (COI) Rates

For Scheduled Annual Renewable Term Rider [(Guaranteed Issue)]

                                                                          Insured:                                     [JOHN DOE]

Maximum monthly Cost of Insurance Rates per $1000.00 of Net Amount at Risk applicable to this Coverage.

Policy Year	COI Rate	Policy Year	COI Rate	Policy Year	COI Rate
[1	0.10090	30	1.27900	59	21.97380
2	0.10670	31	1.41510	60	23.81220
3	0.11170	32	1.55240	61	25.79270
4	0.12010	33	1.68980	62	27.64150
5	0.12840	34	1.83930	63	29.65380
6	0.13760	35	1.99170	64	31.85100
7	0.14930	36	2.17330	65	34.25960
8	0.16350	37	2.37670	66	36.90860
9	0.17930	38	2.64820	67	39.06360
10	0.19940	39	2.93180	68	41.41760
11	0.22110	40	3.23010	69	43.99540
12	0.24200	41	3.56140	70	46.82420
13	0.26460	42	3.92360	71	49.93700
14	0.27790	43	4.34570	72	53.37330
15	0.29380	44	4.84010	73	57.18460
16	0.31390	45	5.41330	74	61.42910
17	0.33900	46	6.04180	75	66.18210
18	0.37330	47	6.76170	76	71.53880
19	0.41180	48	7.51460	77	77.62690
20	0.45950	49	8.33040	78	83.33330
21	0.51560	50	9.24140	79	83.33330
22	0.57510	51	10.27540	80	83.33330
23	0.63890	52	11.43490	81	83.33330
24	0.69180	53	12.71510	82	83.33330
25	0.75230	54	14.10520	83	83.33330
26	0.82540	55	15.59360	84	83.33330
27	0.91630	56	17.17060	85	83.33330
28	1.02660	57	18.67330	86	83.33330
29	1.14970	58	20.26540	87+	0]

ICC15 R15SRT SP	Page [2]

Policy Number: [VP99999990]

POLICY SPECIFICATIONS

Table of Term Coverage Applicable to

Scheduled Annual Renewable Term Rider [(Guaranteed Issue)]

                                                                          Insured:                                     [JOHN DOE]

Policy Year	Rider Increase Amount	Total Rider Face Amount	Maximum Monthly Coverage Charge
[1	$0	$0	$0
2	10,000	10,000	2.68
3	10,000	20,000	5.36
4	10,000	30,000	8.04
5	10,000	40,000	10.72
6	10,000	50,000	13.41
7	10,000	60,000	16.09
8	10,000	70,000	18.77
9	10,000	80,000	21.45
10	10,000	90,000	24.13
11	10,000	100,000	26.81
12	0	100,000	26.81
13	0	100,000	26.81
14	0	100,000	26.81
15	0	100,000	26.81
16	0	100,000	26.81
17	0	100,000	26.81
18	0	100,000	26.81
19	0	100,000	26.81
20	0	100,000	26.81
21	0	100,000	26.81
22	0	100,000	36.35
23	0	100,000	36.35
24	0	100,000	36.35
25	0	100,000	36.35
26	0	100,000	36.35
27	0	100,000	36.35
28	0	100,000	36.35
29	0	100,000	36.35
30	0	100,000	36.35
31	0	100,000	36.35
32	0	100,000	36.35
33	0	100,000	36.35
34	0	100,000	36.35
35	0	100,000	36.35
36	0	100,000	36.35
37	0	100,000	36.35
38	0	100,000	36.35
39	0	100,000	36.35
40	0	100,000	36.35
41	0	100,000	36.35
42	0	100,000	36.35
43	0	100,000	36.35
44	0	100,000	36.35

ICC15 R15SRT SP	Page [3]

Policy Number: [VP99999990]

POLICY SPECIFICATIONS

Table of Term Coverage Applicable to

Scheduled Annual Renewable Term Rider [(Guaranteed Issue)]

Continued

                                                                          Insured:                                     [JOHN DOE]

Policy Year	Rider Increase Amount	Total Rider Face Amount	Maximum Monthly Coverage Charge
45	$0	100,000	36.35
46	0	100,000	36.35
47	0	100,000	36.35
48	0	100,000	36.35
49	0	100,000	36.35
50	0	100,000	36.35
51	0	100,000	36.35
52	0	100,000	36.35
53	0	100,000	36.35
54	0	100,000	36.35
55	0	100,000	36.35
56	0	100,000	36.35
57	0	100,000	36.35
58	0	100,000	36.35
59	0	100,000	36.35
60	0	100,000	36.35
61	0	100,000	36.35
62	0	100,000	36.35
63	0	100,000	36.35
64	0	100,000	36.35
65	0	100,000	36.35
66	0	100,000	36.35
67	0	100,000	36.35
68	0	100,000	36.35
69	0	100,000	36.35
70	0	100,000	36.35
71	0	100,000	36.35
72	0	100,000	36.35
73	0	100,000	36.35
74	0	100,000	36.35
75	0	100,000	36.35
76	0	100,000	36.35
77	0	100,000	36.35
78	0	100,000	36.35
79	0	100,000	36.35
80	0	100,000	36.35
81	0	100,000	36.35
82	0	100,000	36.35
83	0	100,000	36.35
84	0	100,000	36.35
85	0	100,000	36.35
86	0	100,000	36.35
87+	0	100,000	0]

ICC15 R15SRT SP	Page [4]